Filed pursuant to Rule 433
Registration Statement 333-140456
Dated November 21, 2007
6YR NC 1YR Callable
Final Terms and Conditions
The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this term sheet relates. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the Issuer has filed with the SEC, for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus if you request it by calling toll-free 1-888-603-5847.

Issuer:	Eksportfinans ASA (Aaa (negative outlook)/AAA/AA+)

Principal Amount:	USD 10,000,000

CUSIP:	28264QD76

Original Trade Date:	November 21, 2007

Issue Date:	November 23, 2007

Maturity Date:	November 23, 2013, subject to the Issuer’s Call Option

Issue Price:	100.0%

Redemption Price	100.0%

Coupon:	5.01%

Interest Payment Dates:	Semi-annually on the 23th of May and November, commencing May 23, 2008 and ending on the Maturity Date, subject to the Issuer’s Call Option

Issuer’s Call Option:	The Issuer has the right on the 23th of each May and November, commencing November 23, 2008, provided that the Issuer gives 5 Business Days, to call the notes in whole or in part at the Redemption Price plus accrued and unpaid interest to the call date.

Underwriter	Lehman Brothers Inc.

Daycount Convention	30/360, Following, Unadjusted

Business Days	New York

Denomination:	USD 1,000/1,000